Exhibit 10.11

This LOAN AND SECURITY AGREEMENT is entered into as of November 1, 2004, by and between Comerica Bank, a Michigan corporation, acting through its Canadian branch (“Bank”) and VistaPrint North American Services Corp., a Nova Scotia corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Act and not defined herein shall have the meaning given to the term in the Act. All amounts referred to in this Agreement are in United States currency unless otherwise specifically stated.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Construction Loan.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to loan, and Borrower agrees to borrow and repay on or before the Construction Loan Maturity Date, when the entire unpaid balance of principal and interest shall be due and payable, sums not to exceed the Construction Loan Amount. The Construction Loan shall be evidenced by the Construction Note, under which advances may be made from time to time. Each Advance shall not exceed 100% of the Direct Costs and Indirect Costs made against invoices from the General Contractor. Advances are subject to a ten percent (10%) holdback under the Construction Lien Act of Ontario, as well as Borrower establishing to the satisfaction of Bank Borrower’s 25% equity in the Project.

(ii) The proceeds of the Construction Loan shall be used by Borrower to finance the construction of the Project, in accordance with plans and specifications reasonably approved by Bank.

(iii) The Construction Loan shall bear interest at the rate specified in Section 2.2 (a) and shall be payable in accordance with Section 2.2(c).

(iv) Borrower may prepay all or part of the Construction Note accruing interest at the Prime Rate at any time without prepayment premium or penalty. Any amounts so prepaid shall not be available for re-advance.

(v) Upon the Construction Loan Maturity Date, the Borrower may convert the Construction Loan to the Mortgage Loan, subject to the following conditions:

a) No event of default hereunder or under any of the other Loan Documents shall be in existence;

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b) Intentionally omitted;

c) The Project shall have been completed in a good and workmanlike manner in accordance with all applicable codes, on a lien free basis in accordance with the plans and specifications and Budget approved by Bank with a certificate of occupancy therefor having been issued;

d) Bank shall have received the an update of the Appraisal of the Project, on an as completed basis;

e) The Mortgage Loan, will (i) be for a term of four (4) years, (ii) amortize over a period of fifteen (15) years, and (iii) bear interest (at Borrower’s option) at either (x) the “Prime-based Rate” (as defined in Section 2.2(a)(i)), (y) the Term LIBOR Option (as defined in Section 2.b.i. of the LIBOR/Cost of Funds Addendum (Exhibit B hereto) or (z) the Term Cost of Funds Option (as defined in Section 2.b.ii. of the LIBOR/Cost of Funds Addendum);

f) Borrower shall have, no less than ten (10) Business Days nor more than thirty (30) Business Days prior to the Completion Date to have executed and delivered to Bank the Mortgage Note, as required by Bank, the interest rate, amortization and other payment provisions all determined in accordance with this Section 2.1(b); and

g) The amount of the Mortgage Loan shall be the lesser of: (a) Three Million One Hundred Thousand Dollars ($3,100,000); (b) the then outstanding principal balance of the Construction Loan; (c) seventy-five percent (75%) of the total costs of the Project; or (d) seventy-five percent (75%) of the Appraised Value of the Project (as confirmed by an Updated Appraisal of the Project on an actual as-completed basis).

(vi) When Borrower desires to obtain an Advance under the Construction Loan (but no more than once a month), Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Eastern time three Business Days before the day on which the Advance is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice from the General Contractor. Prior to each Advance request, but in any case at least monthly, an independent third party approved by Bank will inspect the Project.

(c) Equipment Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Equipment Advances to Borrower in two tranches, Tranche A and Tranche B. On the Closing Date, Bank agrees to make an Equipment Advance under Tranche A to Borrower. Borrower may request Equipment Advances under Tranche B at any time from the Closing Date through the Tranche B Availability End Date. The aggregate outstanding amount of Tranche A Equipment Advances and Tranche B Equipment Advances shall not exceed the Equipment Loan. The Equipment Loan shall be evidenced by the Equipment Note, under which advances may be made from time to time. Each Equipment Advance shall not exceed 100% of the invoice (as reviewed by Bank) amount of printing equipment used in Borrower’s customary operations (including deposits and down payments) (which Borrower shall, in any case, have purchased (or incurred deposits or down payments for such purchases) within 90 days of the date of the corresponding Equipment Advance, except for Equipment Advances under Tranche A in which case the equipment shall have been purchased (or such deposits or down payments incurred) after June 30, 2004), excluding taxes, shipping, warranty charges, insurance, freight discounts, installation expense, training, and other soft costs, and shall be evidenced by accompanying invoices delivered to Bank within 90 days of purchase.

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(ii) Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.2(a), and shall be payable in accordance with Section 2.2(c). Installments of interest are calculated at an assumed amortization term. The Equipment Advances shall be interest only until November 1, 2005. Thereafter, interest and principal payments shall amortize over a period of seven and one half (7.5) years. Any Equipment Advances under the Equipment Loan outstanding under Tranche A on the Closing Date and Tranche B on the Tranche B Availability End Date shall be payable in 48 equal monthly installments of principal, plus all accrued interest, beginning on November 1, 2005, and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts due in connection with the Equipment Loan and any other amounts due under this Agreement and outstanding at the time shall be immediately due and payable. Advances under the Equipment Loan, once repaid, may not be reborrowed. Borrower may prepay all or part of the Equipment Line accruing interest at the Prime Rate at any time without penalty or premium.

(iii) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Eastern time three Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice or invoices for any Equipment to be financed.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Construction Loan. Except as set forth in Section 2.2(b), the Construction Loan and Mortgage Loan shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to the Prime Rate minus 1.00% (the “Prime-based Rate”) or as set forth in the LIBOR/Cost of Funds Addendum to Loan & Security Agreement attached as Exhibit B.

(ii) Equipment Loan. Except as set forth in Section 2.2(b), the, Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to the Prime Rate or as set forth in the LIBOR/Cost of Funds Addendum to Loan & Security Agreement attached as Exhibit B.

(b) Late Fee; Default Rate. If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 3 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, charge such interest and all Periodic Payments (and upon prior notice, Bank Expenses) against any of Borrower’s deposit accounts, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder unless the parties agree otherwise. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. For the purpose of the Interest Act (Canada), the annual rates of interest to which the rates calculated under this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year and divided by 360. All interest payable under this Agreement is payable both before and after any or all of default, maturity, demand and judgment.

(e) Currency Conversion. If, for the purpose of obtaining judgment in any court, determining the amount outstanding under this Agreement or for any other purpose, it is necessary to convert an

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amount in one currency (the “Original Currency”) into another currency (the “Second Currency”), the Equivalent Amount of the Second Currency shall be used. If the conversion relates to a judgment, the conversion shall be performed as of the date two (2) Business Days preceding that on which judgment is given. For all other purposes, the conversion shall be performed as of the date and time of determination. Borrower agrees that any obligations in respect of any Original Currency due from it to Bank shall, notwithstanding any judgment or payment in any Second Currency, be discharged only to the extent that, on the Business Day following receipt of any sum so paid or adjudged to be due in the Second Currency, Bank may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid or so adjudged to be due; and if the amount of the Original Currency so purchased is less than the amount of the Original Currency due to Bank, Borrower agrees, as a separate obligation and notwithstanding any such payment or judgment, to pay Bank the amount of the Second Currency required to purchase the amount of the Original Currency necessary to make up such difference on such date together with interest (at the rate then in effect under this Agreement) and expenses from such date to the date of payment.

2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies, except that to the extent Borrower uses the Advances to purchase Collateral, Borrower’s repayment of the Advances shall apply on a “first-in-first-out” basis so that the portion of the Advances used to purchase a particular item of Collateral shall be paid in the chronological order the Borrower purchased the Collateral. After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and interest shall accrue and be payable for the period of such extension.

2.4 Fees. Borrower shall pay to Bank the following:

(a) Structuring Fee. On the Closing Date, a fee equal to 0.75% of the Credit Extensions, which shall be nonrefundable;

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without further notice upon the occurrence and during the continuance of an Event of Default.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement together with certified copies of Borrower’s organizational documents;

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(c) agreement to provide insurance;

(d) guarantees of VistaPrint Limited and Vista Print Technologies Limited, together with corporate resolutions for each Guarantor in form acceptable to Bank authorizing execution of such guarantee and certified copies of each Guarantors organizational documents;

(e) deposit account control agreements for accounts of VistaPrint Limited and Vista Print Technologies Ltd with The Bank of Bermuda Limited or such other bank(s), covering deposit amounts not to exceed $12,000,000 in form reasonably satisfactory to Bank, and subject to Section 4.3;

(f) account pledge agreements from VistaPrint Canada Limited, VistaPrint Limited and VistaPrint Technologies Limited in form reasonably satisfactory to Bank, and subject to Section 4.3;

(g) deposit account control agreement for accounts of VistaPrint Canada Limited with The Bank of Nova Scotia or such other bank(s) covering deposit amounts not to exceed $12,000,000 in form reasonably satisfactory to Bank, and subject to Section 4.3;

(h) an opinion of Borrower’s and Guarantors’ counsel with respect to such matters as Bank’s counsel shall reasonably require which, with respect to Canadian counsel, shall not include enforceability of the Loan Agreement and Security Documents;

(i) prior to the Initial Construction Advance (as defined below) a first charge/mortgage on the Premises, which contains a provision assigning to Bank all leases, rental arrangements, rents, land contracts, income and profits arising out of Premises;

(j) prior to the Initial Construction Advance a collateral assignment of contract rights in substantially the form of Exhibit E which assigns all contract rights related to the construction of the Project of Borrower to Bank, including but not limited to the plans and specifications of the Project, and all assignable building permits, governmental permits, licenses and authorizations issued from time to time in connection with the Project, and consent to assignment executed by the general contractor and the Project architect all in form reasonably satisfactory to Bank;

(k) A general security agreement in form and substance reasonably acceptable to Bank whereby Borrower pledges to Bank a first priority security interest in and to all of Borrower’s tangible and intangible personal property;

(l) payment of the fees and Bank Expenses then due specified in Section 2.4;

(m) current PPSA Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral registered under the PPSA in the Collateral Province;

(n) an annual audit of the Collateral (unless there occurs an Event of Default, at which case such audit may occur more than once a year), the results of which shall be reasonably satisfactory to Bank;

(o) current financial statements of VistaPrint Limited (the “Consolidated Company”), including audited statements for VistaPrint Limited’s most recently ended fiscal year, together with an unqualified report of its auditors, company prepared consolidated and consolidating balance sheets and income statements for the Consolidated Company for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(p) current Compliance Certificate in accordance with Section 6.2; and

(q) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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3.2 Conditions Precedent to advances under the Construction Loan.

(a) Prior to any borrowing under the Construction Loan, Borrower shall have furnished or cause to be furnished to Bank, in form and substance satisfactory to Bank, the following:

(i) A policy of mortgage title insurance loan policy form, issued in the Province of Ontario, Canada by a title insurance company satisfactory to Bank without exceptions, and in a form acceptable to Bank’s counsel acting reasonably, in an amount equal to the Construction Loan Amount insuring that the Mortgage is a first lien on the Premises, that the title to the Premises and that there are no other liens, claims or encumbrances thereon except for the Permitted Encumbrances. Such policy shall provide that if disbursements hereunder shall be made by Bank through the Title Company or Bank’s solicitors or pursuant to a pending disbursement rider by the Title Company, the Title Company or Bank’s solicitors shall obtain from Borrower certificates of payment issued by Borrower’s architect (and reviewed by Bank’s architect/engineer if required by Bank) for all completed and paid up work, and further, irrespective of the delivery or non-delivery of said certificates of payment as herein contemplated, that in all events the Title Company shall insure any disbursements made under the policy as a condition of such disbursements and that the lien of the Mortgage shall at all times constitute a first lien insured as such by the Title Company subject only to the Permitted Encumbrances. The policy shall also contain a zoning endorsement acceptable to Bank’s counsel, pending disbursement clause, comprehensive endorsement and such other endorsements as are required by Bank, acting reasonable;

(ii) Prior to the initial advance under the Construction Loan (the “Initial Construction Advance”) a copy of each executed building permit and each approved site plan, together with evidence that all construction and improvements and their use fully comply with all applicable Environmental Laws, land use, zoning, health, fire and building laws, regulations and requirements;

(iii) Prior to the Initial Construction Advance, a mortgage survey certified to Bank and to the Title Company for the Premises from a registered Ontario Land Surveyor acceptable to Bank which complies with Bank’s minimum detail requirements and which shows nothing objectionable to Bank or a survey endorsement from the Title Company, reasonably satisfactory to Bank;

(iv) Prior to the Initial Construction Advance, a copy of the Budget as approved by Bank;

(v) Prior to the Initial Construction Advance, a set of the Project’s final plans and specifications;

(vi) Prior to the Initial Construction Advance, copies of all contracts covering the cost of the Project entered into by the Borrower, in form assignable to Bank;

(vii) Prior to the Initial Construction Advance, copies of the insurance policies and endorsements required under the terms and conditions of this Agreement;

(viii) Intentionally omitted;

(ix) Prior to the Initial Construction Advance, evidence that all necessary utilities have been or will be supplied to the Project, which may be satisfied by a certification from the general contractor;

(x) Prior to the Initial Construction Advance, a copy of a soil evaluation test of the Project, together with a certificate from the Project engineer regarding the suitability of the soil conditions for the construction of the Project;

(xi) Prior to the Initial Construction Advance, a satisfactory Phase I environmental assessment report prepared by a consultant acceptable to Bank. The Phase I environmental assessment report and other information provided by the Borrower to Bank as required in this commitment must demonstrate to Bank’s reasonable satisfaction that 1) there is no contamination or Hazardous Materials present on the Premises 2) there are

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no other circumstances regarding the environmental status of the subject property or of other properties in reasonable proximity to the Premises which might impair the value of the Premises or result in Bank’s assumption of any environmental liability which it deems to be unacceptable in its sole and absolute discretion, and 3) there are no material violations of Environmental Laws and regulations with respect to the Premises or the Borrower;

(xii) Prior to the Initial Construction Advance, an “as built” appraisal of the Project establishing the Appraised Value, which Bank acknowledges receipt of and satisfaction of this condition;

(xiii) Prior to the Initial Construction Advance, a copy of a pre-construction audit by the Bank report, satisfactory to Bank prepared by the Inspector;

(xiv) Such other information as Bank may reasonably request from time to time.

(b) Bank shall not be obligated to make Advances under the Construction Note unless Borrower shall on each occasion of Advance file with Bank a Request for Advance as of the date of the borrowing duly executed by Borrower. Said request shall be supported by:

(i) A certificate of payment of Borrower’s architect/engineer (and reviewed by Bank’s architect/engineer if required by Bank) for all completed and paid up work in form satisfactory to Bank and to the Title Company, as applicable, wherein the contract price, including any approved change orders, is set forth, together with the amount paid, the amount currently due and the balance due and the amount required to complete the Project which shall include all costs under the construction contract and amounts retained hereunder;

(ii) Signed AIA forms G-702 and G-703 or their Canadian equivalents;

(iii) Appropriate declarations as to payment of outstanding liabilities with respect to the Project satisfactory to Bank, acting reasonably and the Title Company;

(iv) A certificate from Borrower’s architect/engineer stating: (i) that the portion of the construction which is the subject of the Advance is fully completed in accordance with approved plans and specifications and in good and workmanlike manner, and (ii) that the Project can be completed by the Completion Date subject to Section 8.17;

(v) A revised and updated Budget prepared by Borrower, if any change in the Budget has occurred; and

(vi) A satisfactory inspection report from the Inspector, provided that such inspection report shall be provided at least monthly.

(c) No Advance of the Construction Loan shall be made hereunder unless (a) Bank shall be satisfied at the time of each such Advance that the amount of the Construction Loan remaining undisbursed is sufficient to complete the Project, (b) Bank shall be in receipt of an endorsement to the Title Policy increasing the coverage thereunder to include the amount to be advanced, and (c) Bank shall have approved any change in the Budget. Each Advance of the Construction Loan shall be computed on the basis of retaining undisbursed Construction Loan funds equal to the sum of: (i) 75% of the cost to complete the Project, including all related costs and fees, which amounts shall be retained by Bank until the requirements of this Section 3 are fulfilled, (ii) all amounts which have been retained or held back under any construction contracts or subcontracts for the Project, and (iii) all holdbacks pursuant to the Construction Lien Act of Ontario. Subject to satisfaction of the foregoing requirements of this Section 3.2(c), Borrower shall, with respect to a Request for Advance to pay Direct Costs, be entitled to receive an amount equal to 75% of the amount of Direct Costs incurred through the date of the Request for Advance as shown therein, reduced by amounts theretofore advanced for Direct Costs. The percentage of completion of construction at any time and the total Direct Costs shall be determined by the Inspector in his sole discretion. With respect to a Request for Advance to pay Indirect Costs, the Borrower shall be entitled to receive an amount equal to 75% of the amount of Indirect Costs incurred through the date of the Request for Advance as shown therein, reduced by amounts theretofore advanced for Indirect Costs.

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(d) Advances of the Construction Loan shall be limited to the actual cost of each item on the Budget as approved by Bank. If the actual cost of any of the items shown on the Budget is less than the budgeted amount, at the request of Borrower and the consent of Bank, which shall not be unreasonably withheld and provided there is no Event of Default, Bank shall reallocate to other line items any sums in excess of the actual cost for such item. Bank shall not be obligated to make any Advances of the Construction Loan for stored materials. Bank shall not be obligated to make Advances of the Construction Loan more frequently than monthly. Bank shall not be obligated to make any Advances of the Construction Loan from the contingency line item, but may do so at its option. Borrower shall bear the cost of all legal, title search, title company, inspection and other costs and expenses of Bank in connection with any advance of Construction Loan proceeds hereunder, including, but not limited to those costs and expenses of Bank in connection with protecting and insuring the priority of its Mortgage on the Premises as to each and every dollar of the Construction Loan disbursed hereunder, whether such costs and expenses are incurred in respect of title search, legal, Inspector fees or otherwise, and by its execution of this Agreement Borrower authorizes Bank to debit Borrower’s accounts with Bank or advance funds from the Construction Loan in payment of any and all of such fees, costs and expenses. Anything contained in this Agreement to the contrary notwithstanding, each Advance of the Construction loan shall be subject to the retention by Bank or its solicitors of statutory holdback amount under the Construction Lien Act (Ontario).

(e) Borrower shall purchase or cause to be purchased, public liability and property damage/casualty insurance (such property damage/casualty insurance to be on a replacement cost basis and containing such endorsements/coverage consistent with prudent commercial property ownership practice in the province of Ontario) with respect to the Premises and the Project. The general contractor of the Project shall also maintain insurance pursuant to all applicable worker’s compensation laws as well as general liability and builders risk policies in form as substance reasonably satisfactory to Bank. The liability insurance shall be in an amount not less than Two Million Dollars ($2,000,000). The property damage/casualty insurance policies required hereunder shall each contain a loss payable clause to the Bank, as mortgagee, and shall provide that the policy may not be cancelled or modified without thirty (30) days prior written notice to Bank. The original or duplicate of each such policy (or certificates evidencing such policies) and each renewal thereof shall be delivered to Bank. The insurance companies writing the insurance policies shall be reasonably satisfactory to Bank. The insurance required hereunder shall be maintained in full force and effect at all times during the period of this Agreement and while any indebtedness is owed by Borrower to Bank and Bank shall be noted on all such policies as mortgagee, loss payee and additional insured.

(f) Anything herein to the contrary notwithstanding Bank may make an Advance of the Construction Loan in part or in total, before same becomes due, if the Bank reasonably believes it advisable to do so, and all such Advances shall be deemed to have been made pursuant to this Agreement and not a modification hereof. The making of any Advance of the Construction Loan or any part of an Advance of the Construction Loan shall not be deemed an approval or acceptance by the Bank of the work theretofore done. Any Advance of the Construction Loan or portion thereof may be postponed or deferred by the mutual consent of Borrower and Bank, and any such postponement or postponements shall be deemed to be pursuant to this Agreement and not a modification hereof.

(g) A final Advance under the Construction Note shall be made only upon Bank’s receipt of certification by its inspecting architect of completion of the Project and issuance of all governmental approvals including, but not limited to, a final certificate of occupancy, by the appropriate governmental authorities having jurisdiction, and compliance with the Construction Lien Act of Ontario.

(h) Subject to Section 8.17, if the Project at any time is discontinued or is not carried on for a period of 10 consecutive days, Bank may, but shall not be required to, purchase materials and employ workmen to protect the Project so that the same will not suffer from vandalism, waste or the weather, or complete the Project. In such event, Bank may terminate its commitment to lend under this Agreement and pursue its remedies hereunder and under the Mortgage and under any other documents delivered pursuant to this Agreement. At Bank’s option, Bank may, but shall not be required to make advances under this Section in excess of the Construction Loan Amount. All sums paid or expended under this Section shall be deemed Advances of the Construction Loan to Borrower under the Construction Note and secured by the Mortgage and the other security agreements and instruments described herein.

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3.3 Borrower agrees to pay any reasonable fees and expenses incurred by Bank in connection with this loan, including but not limited to fees and expenses for surveys, appraisals, inspection reports, environmental audits, surveys and reports, the Title Policy, lien searches and all recording fees, and all fees charged by the Inspector, and legal fees for preparation of loan documents and closing. Bank may advance or deduct from any payment to be made under this Agreement, and/or any account of Borrower at Bank, any amount necessary for the payment of the aforedescribed fees and expenses, and of any insurance premiums, mortgages, taxes, assessments, water rates, sewer rents and other charges, liens and encumbrances upon the said premises, whether before or after the making of the loan and any amounts necessary for payment of any unpaid costs of the Project and apply such amounts in making said payments. All sums paid or expended under this Section shall be deemed Advances of the Construction Loan to Borrower at Borrower’s request under the Construction Note secured by the Mortgage and the other security documents described herein.

3.4 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date), and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Pursuant to that certain General Security Agreement executed by Borrower in favor of Bank of even date herewith (the “GSA”), Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.

4.2 Intellectual Property. Upon the request of Bank in the event Borrower develops or obtains intellectual property, an intellectual property agreement in substantially the form of Exhibit F whereby Borrower pledges to Bank a first priority security interest in and to all of Borrower’s intellectual property.

4.3 Account Pledge Agreements. Notwithstanding anything to the contrary contained herein or in those certain deposit account control agreements and account pledge agreements referenced in Section 3.1(e), (f) and (g), (the “Account Agreements”) the amount of monies in such accounts that shall be subject to the exclusive control (i.e., a “Notice and Exclusive Control” has been delivered) of the Bank shall not exceed, in the aggregate, $12,000,000. In that regard, to the extent of any inconsistencies between the terms of this section and the Account Agreements, upon the reasonable request of Borrower and the Deposit Bank(s) referenced in the Account Agreements Bank shall execute and deliver such further notices or directions to effect the purpose of this Section.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower is a corporation duly existing under the laws of the province in which it is incorporated and qualified and licensed to do business in any province in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Memorandum of Association, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any material

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agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral Province. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property Collateral. Intentionally omitted.

5.5 Name; Location of Headquarters Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. Upon completion of the Project, the address of the Project shall be Borrower’s headquarters.

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect, including but not limited to any action to assert, foreclose or enforce mechanics or other involuntary liens, the outcome of which could materially impair Borrower’s financial condition or its ability to carry on its business.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and the Consolidated Company that are delivered by Borrower to Bank fairly present in all material respects Borrower’s and the Consolidated Company’s consolidated and consolidating financial condition as of the date thereof and Borrower’s and the Consolidated Company’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower or the Consolidated Company since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and has no Subsidiaries.

5.10 Government Consents. To the best of Borrower’s knowledge, Borrower has obtained (or will have obtained when required) all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.11 Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.12 Environmental Laws. To the best of Borrower’s knowledge, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject a Borrower to damages, penalties, injunctive relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Borrower and Borrower is neither subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws nor has Borrower been named or listed as a potentially responsible party by any governmental

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body or agency in a matter arising under any applicable Environmental Laws. Borrower has obtained all Environmental Permits, licenses and approvals required under applicable Environmental Laws.

5.13 Title to Premises. Prior to the Initial Construction Advance, it will have good and marketable title to all of the real property comprising the Premises, subject to the Permitted Encumbrances.

5.14 Governmental Requirements. Borrower or its representatives have obtained, or will obtain when required, all licenses, permits, authorizations, consents or approvals from each Governmental Authority necessary for the construction of the Project; and all such licenses, permits, authorizations, consents or approvals are, or will be when required, in full force and effect.

5.15 Utilities. To the best of Borrower’s knowledge and according to the plans and specifications for the Project, the Premises shall once completed, have adequate rights of access to public utilities and/or private water, sanitary sewer and storm drain facilities. To the best of Borrower’s knowledge and according to the plans and specifications for the Project, all such utilities necessary to the full use and enjoyment of the Project are available at the boundaries of the Premises, and shall be constructed and installed to service the Project prior to the Completion Date.

5.16 Roads. The Premises have adequate rights of access to public ways and all roads necessary for the full utilization of the Project for its intended purposes have either been completed or the necessary rights of way therefor have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by said Governmental Authority, and all necessary steps have been taken by Borrower and said Governmental Authority to assure the complete construction and installation thereof. Lender acknowledges that ingress and egress to and from the Premises may be pursuant to a certain access easement or agreement with the adjoining property owner (the “Access Agreement”).

5.17 Full Disclosure. No representation, warranty or other statement made by Borrower herein and the documents specified herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make such statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the Borrower Province, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the province in which Borrower is organized, if applicable. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 120 days after the end of VistaPrint Limited’s fiscal year, audited consolidated and consolidating financial statements of the Consolidated Company prepared in accordance with GAAP, consistently applied, together with an

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opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower that could result in damages or costs to Borrower of $100,000 or more, including but not limited to, any proceedings to assert or to enforce construction liens or other involuntary liens, including any lien arising under the Construction Lien Act (Ontario); (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) annual budget and forecast no later than June 30 of each year, (vii) such sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (viii) within 30 days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

(a) Within 30 days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(b) As soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(c) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every 12 months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $100,000.

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, provincial, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, provincial and federal social security taxes and disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, fire suppression system, and all other hazards and risks, and in such amounts, as ordinarily insured

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against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 30 days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Primary Depository. Borrower shall maintain all its depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s Affiliates.

6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Funded Debt to Cash Flow. Commencing September 30, 2005, the Consolidated Company shall have a ratio of all outstanding funded debt to Annualized Cash Flow of no more than 2.50 to 1.00, measured on a quarterly basis. “Annualized Cash Flow” is defined as (i) annualized trailing two quarters Cash Flow for the period ending September 30, 2005, (ii) annualized three-quarters Cash Flow for the period ending December 31, 2005, and (iii) the trailing four-quarter Cash Flow for the period ending March 31, 2006 and each quarter thereafter.

(b) Maximum Non-financed Capital Expenditures. As measured monthly, on a year to date basis, the Consolidated Company shall not incur non-financed Capital Expenditures in excess of (i) for the year ending June 30, 2005, $9,300,000 in the aggregate; or (ii) for the year ending June 30, 2006, $8,000,000 in the aggregate.

(c) Debt Service Coverage. Commencing September 30, 2005, Borrower shall maintain a Debt Service Coverage of at least 1.40 to 1.00, measured on a quarterly basis.

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the appropriate branch of the Canadian Intellectual Property Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the appropriate branch of the Canadian Intellectual Property Office, as the case may be, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the appropriate branch of the Canadian Intellectual Property Office, as the case may be, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either

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deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e) Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f) Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any license (other than software and licenses for equipment and “IT” Operations entered into in the normal course of business) or agreement relating to the license or use of technology (“IT Agreement”), Borrower shall: (i) provide written notice to Bank of the material terms of such IT Agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable IT Agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10 Construction Covenants.

(a) In connection with advances under the Construction Loan or otherwise upon an Event of Default, permit Bank, through its authorized attorneys, accountants and representatives, to inspect the Project and the Premises and to examine Borrower’s books, accounts, records, ledgers, plans, specifications and assets which relate to the Project and the Premises at all reasonable times upon advance oral or written request of Bank.

(b) With reasonable dispatch take all steps and pursue all actions required to complete the construction and improvements (by the Completion Date) in accordance with the plans and specifications submitted to and approved by Bank including any and all changes therein as may be authorized and approved in writing by Bank.

(c) Promptly correct all material construction defects and unapproved departures from the plans and specifications.

(d) Supply to Bank an “as built” survey of the Premises and the Project upon completion of the Project but prior to the conversion of the Construction Loan to the Mortgage Loan.

(e) Promptly notify Bank if the Budget as approved by Bank does not accurately estimate the cost to construct the Project.

(f) Comply with all applicable laws, licenses and permits.

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(g) If Bank reasonably determines at anytime that there are insufficient undisbursed Construction Loan proceeds to complete the Project in accordance with the Budget and the plans and specifications submitted to and approved by Bank, then upon notice from Bank of such determination, Borrower shall provide, at Bank’s option, either additional paid-in equity or funds deposited with Bank sufficient to assure Bank that the cost to complete the Project will not exceed the amount of undisbursed Construction Loan proceeds.

6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement. Any reference to Subsidiaries, shall mean Subsidiaries subsequently formed or acquired, in accordance with Section 7.7.

7.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower Province or relocate its headquarters office without 30 days prior written notification to Bank; replace its chief executive officer or chief financial officer without 5 days prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end without prior notice to Bank; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed $100,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower, or, without the consent of Bank create or invest in a Subsidiary.

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7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person. The Bank specifically acknowledges that the Contract Printing Supply Agreement between Borrower and VistaPrint Limited (the “Supply Agreement”) is permissible under this provision.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 11 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company”, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.12 Supply Agreement. Make or permit any material changes to the Supply Agreement between Borrower and VistaPrint Limited without the written consent of Bank.

7.13 Construction Project.

(a) Remove or change the general contractor or architect of the Project or materially amend the construction or architect contract.

(b) Make, cause to be made or allow any material changes to the Project’s final plans and specifications.

(c) Permit any liens to attach to the Project, or create any easement, restriction or encumbrance affecting the Project, except for normal utility easements and building and use restrictions, or transfer any interest in the Project.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future

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agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrower be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Defective Perfection. If Bank shall receive at any time following the Closing Date an PPSA Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.4 Material Adverse Effect. If there occurs a Material Adverse Effect;

8.5 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the Federal or Provincial Government, or any department, agency, or instrumentality thereof, or by any province, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency. If Borrower becomes insolvent, or if a creditors’ committee shall have been appointed for the business of Borrower, or any Guarantor; or if Borrower, or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for a reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Borrower, or any Guarantor) and such receiver, trustee or custodian so appointed shall not have been discharged within thirty (30) days after the date of his appointment; or if an order shall be entered and shall not be dismissed or stayed within thirty (30) days from its entry, approving any petition for reorganization of Borrower, or any Guarantor (without limitation to the foregoing, any proceedings under the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or other similar federal, provincial or foreign legislation shall constitute an Event of Default hereunder);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000 or that could have a Material Adverse Effect;

8.8 Intentionally omitted.

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $100,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any

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Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.11 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor.

8.12 If there shall be any change for any reason whatsoever in the control of Borrower or if any portion of the Premises is sold or otherwise encumbered or disposed of;

8.13 If title to the Premises is or becomes unsatisfactory to Bank by reason of any lien, charge, encumbrance, title condition or exception (including without limitation, any mechanic’s, materialman’s or similar statutory common law lien or notice thereof) to the extent same impairs the security granted Bank under the Mortgage, and such matter causing title to be or become unsatisfactory is not cured or removed (including by bonding) within fifteen (15) days after notice thereof from Bank to the Borrower;

8.14 Intentionally omitted.

8.15 Anything contained herein to the contrary notwithstanding, if the Project is not completed by the Completion Date or, in the reasonable judgment of the Bank, construction of the Project will not be completed by the Completion Date;

8.16 If the Project or the Premises or any part thereof is injured by fire, explosion, accident, flood or other casualty, unless Bank shall have received insurance proceeds sufficient in the reasonable judgment of Bank to effect the satisfactory restoration of the Project and the Premises and the completion of the Project on or prior to the Completion Date;

8.17 Anything contained herein to the contrary notwithstanding, any cessation at any time in construction of the improvements comprising the Project for more than ten (10) consecutive days except for strikes, acts of God, fire or other casualty, or other causes entirely beyond the Borrower’s control, or any cessation at any time in construction of the improvements comprising the Project for more than thirty (30) consecutive days, regardless of the cause thereof;

8.18 The revocation or other invalidation of any permit, license or authorization for the Project that materially adversely affects Borrower’s ability to complete the Project;

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

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(d) Withhold Advances of all or any part of the Construction Loan Amount available under this Agreement (Advances may also be withheld if Borrower or any Guarantor files or has filed against it a petition in bankruptcy or for reorganization or arrangement, whether such filing is an event of default or not);

(e) Order the work stopped, in which event no further work shall be performed without the consent of Bank until the default has been cured;

(f) Take all or any action necessary or appropriate to preserve and protect the Project and the Premises and any other security, including employment of watchmen and the erection of fences and barricades, all at Borrower’s expense;

(g) Exercise any and all rights and remedies provided herein or in the Mortgage or in any other Loan Document or provided by law, including appointment of a receiver;

(h) Whether or not the Construction Loan Amount is due and payable or Bank has instituted any foreclosure or other action for the enforcement of its rights under the Loan Documents, Bank may (i) enter upon and complete the Project in accordance with the Project’s plans and specifications with such changes therein as Bank may deem reasonably appropriate: (ii) at any time discontinue any work commenced in respect of the Project or change any course of action undertaken by it and not be bound by any limitations or requirements of time, whether set forth herein or otherwise; (iii) assume any contract made by Borrower in any way relating to the Project and take over and use all or any part of the labor, materials, supplies and equipment contracted for by Borrower, whether or not previously incorporated into the Project; and (iv) in connection with any construction undertaken by Bank to complete the Project pursuant to the provisions of this subsection:

a) engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials and equipment and services in connection with completion of the Project, (2) pay, settle or compromise all bills or claims which may become liens against the Project and the Premises, or which have been or may be incurred in any manner in connection with completing the Project or for the discharge of liens, encumbrances or defects in the title of the Project and the Premises, and (3) take or refrain from taking such action hereunder as Bank may from time to time determine. Borrower shall be liable to Bank for all costs paid or incurred hereunder or paid or incurred to construct and equip the Project, whether the same are paid or incurred pursuant to the provisions of this subsection or otherwise, and all payments made or liabilities incurred by Bank hereunder of any kind whatever shall be paid by Borrower to Bank upon demand with interest at the default rate set forth herein from the date of payment by Bank to the date of payment to Bank and shall be secured by the Mortgage. The powers granted herein are for security and are irrevocable, and Borrower irrevocably constitutes and appoints Bank its attorney-in-fact to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of Borrower in connection herewith.

(i) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(j) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(k) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any

Comerica Bank - Loan and Security Agreement	Page 19

Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(l) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(m) Bank may credit bid and purchase at any public sale;

(n) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(o) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable provincial or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such

Comerica Bank - Loan and Security Agreement	Page 20

reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Act, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	ADDITIONAL ENVIRONMENTAL PROVISIONS.

10.1 Without in any manner limiting any other environmental provisions contained herein or in any of the other Loan Documents, the following environmental provisions shall apply to Borrower, the Project and the Premises:

10.2 Borrower shall comply with all applicable Environmental Laws in a timely manner.

10.3 Borrower shall provide to the Bank, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Borrower or any person or a cleanup, removal, remedial action or other response by or on the part of Borrower or any other person under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Borrower or any other person for an alleged violation of Environmental Laws.

10.4 Borrower shall promptly notify the Bank in writing as soon as Borrower becomes aware of any condition or circumstance which makes the environmental warranties or representations in this Agreement incomplete or inaccurate as of any date.

10.5 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement materially incomplete or materially inaccurate as of any date, Borrower shall, at its sole expense, retain an environmental professional consultant, reasonably acceptable to the Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to the Bank upon completion.

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10.6 At any time Borrower, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, Borrower, shall promptly provide the Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope. Upon receipt, Borrower, will promptly provide to the Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to the Bank within sixty (60) days following completion of the preliminary findings and conclusions.

10.7 Borrower hereby indemnifies and holds the Bank, its agents and any of its past, present and future officers, directors, shareholders and employees harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws. In no event shall Borrower be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence or willful misconduct of the Bank or its agents or employees. It is expressly understood and agreed that (A) the indemnifications granted herein are intended to protect the Bank and its past, present and future officers, directors, shareholders, employees, agents, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to the Bank, or under any other document or agreement given to secure repayment of any indebtedness from Borrower, whether or not such claims arise before or after the Bank has foreclosed upon and/or otherwise become the owner of any such property; (B) all obligations of indemnity as provided hereunder shall be secured by the Loan Documents; and (C) the provisions hereof shall be continuing and shall survive the repayment of any indebtedness from Borrower to the Bank.

10.8 Borrower shall maintain all permits, licenses and approvals required under applicable Environmental Laws.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Vista Print North American Services Corp.
c/o VistaPrint USA, Incorporated
100 Hayden Ave.
Lexington, MA 02421
Attn: Vice President of Finance
FAX: (781) 577-7208

With copies to:	VistaPrint USA, Incorporated
100 Hayden Ave.
Lexington, MA 02421
Attn: Vice President of Finance
FAX: (781) 577-7208

and

Jonathan Gitlin, Esq.
McCarthy Tetrault LLP
Box 48, Suite 4700
Toronto Dominion Bank Tower
Toronto, Ontario M5K 1E5

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If to Bank:	Comerica Bank
2321 Rosecrans Ave., Suite 5000
El Segundo, CA 90245
Attn: Manager
FAX: (310) 297-2290

with a copy to:	Comerica Bank
100 Federal Street, 28th Floor
Boston, MA 02110
Attn: James Demoy
FAX: (617) 757-6310

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of

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the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9 Interest Rate Savings Clause. For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 360 or 365 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 360 or 365, as applicable. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest or other amount payable to Bank in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by Bank of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by Bank of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

(a) firstly, by reducing the amount or rate of interest required to be paid to the Bank under the evidence of the indebtedness; and

(b) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Bank which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

Anything contained in this Section 12.9 to the contrary notwithstanding, if after giving effect to all adjustments contemplated in this Section, if Bank shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Borrower shall be entitled, by notice in writing to the Bank, to obtain reimbursement from Bank in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by Bank to the Borrower.

12.10 Net Payments. All payments by Borrower under this Agreement or any other Loan Document shall be made in such amounts as may be necessary in order that all such payments, after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof (excluding net income taxes and franchise taxes imposed on (or assessed on the basis of) the net income of Bank by the jurisdiction or taxing authority of the jurisdiction of Bank’s organization), (all such non-excluded taxes, levies, imposts, duties or other charges referred to herein, collectively, as “Taxes”), shall not be less than the amounts otherwise specified to be paid under this Agreement and/or the other Loan Documents. A certificate as to the calculation of any additional amounts payable under this Section 12.10 submitted to the Borrower by Bank shall, absent manifest error, be final, conclusive and binding for all purposes upon all parties hereto.

12.11 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada to the extent applicable. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Any legal action or proceeding with respect to this Agreement or any other Document may be brought in the courts of the Province of Ontario and any federal court of Canada having jurisdiction, and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid

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courts. Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address for notices pursuant to Section 11 hereof, such service to become effective five (5) Business Days after such mailing or two (2) Business Days after deposit with an express courier service. Nothing herein shall affect the rights of Bank to serve process in any other manner permitted by law. Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any proceedings arising out of or in connection with this Agreement or any Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

12.12 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NONE OF THE LENDER AND THE LOAN PARTIES SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDER AND THE LOAN PARTIES EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

VISTAPRINT NORTH AMERICAN SERVICES CORP., a Nova Scotia corporation

By:	/s/ PAUL C. FLANAGAN
Title:	Vice President

COMERICA BANK

By:	/s/ ROBERT C. ROSEN
Robert C. Rosen
Title:	Vice President

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